December 31, 2009

Board of Directors
Nationwide Life and Annuity Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215

Re:	Nationwide Life and Annuity Insurance Company
Nationwide Provident VLI Separate Account A
Survivor Options Premier Flexible Premium Adjustable Survivorship Variable Life Registration Statement
File No. 811-08722

Ladies and Gentlemen:

I have acted as Managing Counsel to Nationwide Life and Annuity Insurance Company (“NLAIC”), an Ohio insurance company, and to its Nationwide Provident VLI Separate Account A (the “Separate Account”), and I have participated in the preparation and review of the Initial Registration Statement on Form N-6 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the purpose of changing the depositor of the Survivor Options Premier Flexible Premium Adjustable Survivorship Variable Life policies (“Policies”) issued under the Separate Account from Nationwide Life and Annuity Company of America (“NLACA”) to NLAIC as a result of the merger of NLACA with and into NLAIC.  The Separate Account, originally known as Providentmutual Variable Life Separate Account, was established pursuant to a resolution of the Board of Directors of Providentmutual Life and Annuity Company of America or PLACA (a predecessor to NLACA, and now NLAIC), as a separate account for assets applicable to the Policies.

I have examined the Initial Registration Statement on Form N-6 for the Policies, including all related documents and exhibits, and reviewed such questions of law as I considered necessary and appropriate.  On the basis of such examination and review, it is my opinion that:

1.
NLAIC is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio and is duly authorized to issue and sell life insurance and annuity contracts.

2.	The Separate Account has been properly created, and is a validly existing separate account pursuant to the laws of the State of Ohio.

3.
The issuance and sale of the Flexible Premium Adjustable Survivorship Variable Life Policies have been duly authorized by NLAIC.  The Policies, when issued and sold in the manner stated in the Initial Registration Statement, will be legal and binding obligations of NLAIC in accordance with their terms, except that clearance must be obtained, or the policy form must be approved, prior to the issuance thereof in certain jurisdictions.

4.
To the extent so provided under the Policies, that portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account, will not be chargeable with liabilities arising out of any other business that NLAIC may conduct.

I hereby consent to the filing of this opinion as an exhibit to the Initial Registration Statement filed on Form N-6 for the Policies and the Separate Account.

Very truly yours,

/s/ Jamie R. Casto
_______________________________
Jamie R. Casto
Managing Counsel